Exhibit No. 10(o)*

REGIS CORPORATION

STOCK APPRECIATION RIGHT AGREEMENT

THIS STOCK APPRECIATION RIGHT AGREEMENT (the “Agreement”), dated as of April 17, 2017 (the “Grant Date”), is between Regis Corporation, a Minnesota corporation (the “Company”), and Hugh E. Sawyer (the “Participant”).

WHEREAS, the Company wishes to incentivize the Participant to join the Company by granting the Participant an opportunity to share in the appreciation in value of shares of the Company’s common stock, par value $0.05 per share (the “Common Stock”) through a grant of this stock appreciation right (the “Stock Appreciation Right” or “SAR”); and

WHEREAS, the grant of the SAR hereunder is contemplated by Section 4(d) of the Employment Agreement dated as of August 17, 2017 between the Company and the Participant (the “Employment Agreement”);

WHEREAS, this SAR is granted under the inducement grant exemption under the rules of the New York Stock Exchange; and

WHEREAS, the Company’s Compensation Committee (the “Committee)” has duly made all determinations necessary or appropriate to the grant hereunder;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1.	Inducement Grant.

This SAR is granted under the inducement grant exemption under the rules of the New York Stock Exchange. Accordingly, except for those terms of the Company’s 2016 Long Term Incentive Plan (the “Plan”) expressly referenced below, the award is not subject to the terms of any equity compensation plan of the Company. Where provisions of the Plan are expressly referenced below, the Participant shall be a “Participant” for purposes of such Plan provisions, this SAR shall be an “Award” for purposes of such Plan provisions and any other defined term used therein that is not separately defined in this Agreement shall have the meaning given to it in the Plan, and the Plan shall refer to the Plan as in effect on the Grant Date.

2.	Grant of Stock Appreciation Right, Term and Vesting.

(a)Subject to the terms and conditions of this Agreement, the Company hereby grants to the Participant this SAR award covering 1,000,000 shares of Common Stock (the “SAR Shares”), pursuant to which the Participant is eligible for the payment(s) described in Section 3(b) of this Agreement. The exercise price of this SAR is $11.15 per SAR Share (the “Exercise Price”). This SAR may be exercised only as to SAR Shares that have vested and become exercisable, and in no event may this SAR be exercised for more than the number of SAR Shares specified above.

(b)This SAR will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of: (i) the date that is ten (10) years after the Grant Date (the “Expiration Date”); (ii) upon the Participant’s Termination of Employment (as defined in the Plan) for Cause (as defined in the Employment Agreement); (iii) upon the expiration of any applicable period specified in Section 5 during which this SAR may be exercised after the Participant’s Termination of Employment; or (iv) the date (if any) fixed for cancellation of this SAR on terms consistent with Section 10.3(2) of the Plan.

(c)Subject to Section 2(d), this SAR will vest on the second anniversary of the Grant Date, subject to Participant’s continuous employment through such date.

(d)Notwithstanding Section 2(c), this SAR will become fully vested and exercisable upon the earlier of (i) a Change in Control (as defined in the Plan) that occurs prior to the Participant’s Termination of Employment, (ii) the Participant’s Termination of Employment due to death or permanent disability (as set forth in Section 5(b) of the Employment Agreement), and (iii) the Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (as defined in the Employment Agreement)effective before the second anniversary of the Grant Date.

(e)The Company shall not be required to issue any fractional shares of Common Stock hereunder, and no payment for said fractional share shall be due.

3.	Exercise of Vested Portion of the Stock Appreciation Right.

(a)    The Participant may exercise this SAR only to the extent that it shall be vested in accordance with the provisions of Section 2 above and only on or after the third anniversary of the Grant Date, unless this SAR becomes exercisable earlier in accordance with Section 2(d). Exercise of this SAR to the extent vested and exercisable may be made in part at any time and from time to time prior to the expiration of this SAR.

(b)     The Participant may exercise any vested and exercisable portion of this SAR by giving written or electronic notice of exercise to the Company or such agent or representative as may be designated by the Company, in such form and in accordance with such procedures as have been approved by the Company. Upon exercise of this SAR, the Company shall cause to be issued to the Participant shares of Common Stock with a fair market value equal to the excess of the fair market value per share of Common Stock as of the date of exercise over the per share Exercise Price, multiplied by the number of SAR Shares with respect to which this SAR is being exercised. For purposes of this Agreement, the “fair market value” of a share of Common Stock is the closing sale price for such a share on the New York Stock Exchange on the date for which it is being determined, or if no sale of such shares occurred on that date, the closing sale price on the next preceding date on which a sale of such shares occurred.

1.	Forfeiture of SAR Upon Termination of Employment.

Subject to any accelerated vesting and exercisability of this SAR under Section 2(d), if the Participant experiences a Termination of Employment before this SAR is vested, the unvested SAR shall be forfeited. In addition, if the Participant experiences a Termination of Employment by the Company for Cause after this SAR is vested but before it is exercised, the unexercised portion of this SAR shall be forfeited. If the Participant experiences a Termination of Employment other than for Cause after this SAR is vested or if the SAR vests upon the Participant’s Termination of Employment pursuant to Section 2(d), this SAR shall continue to be exercisable for a limited period of time as provided in Section 5.

2.	Exercise of Vested Portion of SAR After Termination of Employment.

If the Participant experiences a Termination of Employment due to termination by the Company without Cause or the Participant’s resignation with Good Reason before the second anniversary of the Grant Date, then this SAR shall thereafter be exercisable for (i) (A) two years from the Termination of Employment, if the highest intra-day trading price of a share of Common Stock on the date of such Termination of Employment (or the most recent trading day prior to such date if the date of Termination of Employment is not a trading day) is greater than the Exercise Price but less than $12.27; (B) three years from the Termination of Employment, if the highest intra-day trading price of a share of Common Stock on the date of such Termination of Employment (or the most recent trading day prior to such date if the date of Termination of Employment is not a trading day) is equal to or greater than $12.27; and (C) ninety (90) days from the Termination of Employment, if the highest intra-day trading price of a share of Common Stock on the date of such Termination of Employment (or the most recent trading day prior to such date if the date of Termination of Employment is not a trading day) is less than or equal to the Exercise Price, or (ii) until the Expiration Date, whichever period is shorter; provided that as a condition to the exercisability of this SAR, the Participant shall have signed and not rescinded the release contemplated by Section 4(d)(iii) of the Employment Agreement. If the Participant experiences a Termination of Employment due to death or permanent disability, then this SAR shall be fully exercisable for a period of one year following the date of such Termination of Employment, or until the Expiration Date, whichever period is shorter. If the Participant experiences a Termination of Employment for any other reason (other than a Termination of Employment by the Company for Cause) after this SAR is vested, then this SAR shall become exercisable in accordance with Section 3(a) and remain exercisable until the Expiration Date.

3.	Tax Consequences and Payment of Withholding Taxes.

Neither the Company nor any Affiliate (as defined in the Plan) shall be liable or responsible in any way for the tax consequences relating to the award or exercise of this SAR. The Participant agrees to determine and be responsible for any and all tax consequences to the Participant relating to the award and exercise of this SAR and the issuance of Common Stock hereunder. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the issuance of shares of Common Stock upon exercise of all or a portion of this SAR, the provisions of Section 12.5 of the Plan regarding the satisfaction of tax withholding obligations shall apply (including any required payments by the Participant).

The Company shall have the right to withhold from any cash payment under any compensation owned to Participant an amount sufficient to cover any required withholding taxes in connection with the exercise of this SAR before actual receipt of the shares of Common Stock or require the Participant or any other person receiving shares under this Award to pay a cash amount sufficient to cover any required withholding taxes in connection with the exercise of this SAR before actual receipt of the shares. In lieu of all or any part of a cash payment from the Participant, the Participant may elect to cover the required withholdings through a reduction in the number of shares delivered upon exercise of this SAR or through delivery or tender to the Company of shares of Common Stock already held by the Participant, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

4.	Nontransferable; Requirements of Law.

Except as otherwise approved by the Committee, this SAR may not be sold, transferred, conveyed, gifted, assigned, pledged, encumbered, hypothecated, alienated or otherwise disposed of, other than by will or the laws of descent and distribution, and any attempt to do so shall be void. The Company shall not be required to issue any shares of Common Stock in satisfaction of the exercise of all or a portion of this SAR if the issuance of such shares shall constitute a violation of any provision of any applicable law or regulation of any governmental authority.

The Participant acknowledges that any certificate representing shares of Common Stock to be issued upon the exercise of this SAR may be required to bear any legend that counsel to the Company believes is necessary or desirable to facilitate compliance with applicable securities laws.

5.	Administration.

This SAR shall be administered and interpreted by the Committee. Actions and decisions made by the Committee in accordance with this authority shall be effectuated by the Company. The interpretation and construction by the Committee of the Plan, this Agreement, and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan, shall be final and binding upon the Participant.

6.	Certain Plan Provisions; Recoupment Policy.

The Participant hereby acknowledges receipt of a copy of the Plan. In addition to the provisions of the Plan referenced above, this SAR shall also be subject to the following provisions of the Plan: 4.6 (Effect of Certain Changes), 10.2 (Additional Discretion), 10.3 (Fundamental Change) and 11 (Provisions Applicable to Shares Acquired Under this Plan). The Company shall, upon written request therefore, send a copy of the Plan to the Participant or any other person or entity then entitled to receive the shares of Common Stock to be issued upon exercise of this SAR.

The Company may recover any equity awarded to the Participant under this Agreement, or proceeds from the sale of such equity, to the extent permitted by the terms of Section 10(b) of the Employment Agreement, the Company’s Executive Officer Incentive Clawback Policy, as it may be amended by the Board of Directors from time to time, or any rule of the Securities and Exchange Commission or any listing standard of the New York Stock Exchange, including any rule or listing standard requiring recovery of incentive compensation in connection with an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, which recovery shall be subject to the terms of any policy of the Company implementing such rule or listing standard.

7.	No Shareholder Rights until Exercise.

The grant of this SAR does not entitle the Participant to any of the rights of a holder of the Company’s Company Stock, including voting and dividend rights. The Participant shall have no rights as a shareholder of the Company with respect to the shares of Common Stock to be issued upon exercise of this SAR until a stock certificate therefor has been actually or constructively issued to the Participant and in accordance with this Agreement.

8.	No Employment Rights.

Neither this Agreement nor the Award evidenced hereby shall give the Participant any right to continue in the employ of the Company, any Affiliate or any other entity, or create any inference as to the length of employment of the Participant, or affect the right of the Company (or any Affiliate or any other entity) to terminate the employment of the Participant (with or without Cause), or give the Participant any right to participate in any employee welfare or benefit plan or other program of the Company, any Affiliate or any other entity.

9.	Governing Law.

This Agreement, the SAR awarded hereunder and the issuance of Common Stock upon exercise of this SAR shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota (other than its laws respecting choice of law).

10.	Entire Agreement.

This Agreement and the Plan constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

11.	Amendment.

Any amendment to this Agreement shall be in writing and signed on behalf of the Company; provided that the last sentence of Section 12.1 of the Plan shall apply to this SAR such that any “repricing” of this SAR shall require the approval of the Company’s shareholders.

12.	Waiver; Cumulative Rights.

The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

13.	Counterparts.

This Agreement may be signed in two (2) counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

14.	Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15.	Severability.

If for any reason any provision of this Agreement shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

16.	Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company, and upon the heirs, legal representatives and successors of the Participant.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his hand, all as of the day and year first above written.

REGIS CORPORATION

By: /s/ Eric Bakken
Name: Eric Bakken
Title: EVP, CAO, General Counsel and Secretary

PARTICIPANT:

/s/ Hugh Sawyer
Hugh Sawyer